EXHIBIT 10.3
2008 ATS Medical Management Incentive Compensation Plan (MICP)
The 2008 ATS Medical Management Incentive Compensation Plan (MICP or Plan) is designed to pay, in addition to performance based annual salaries, incentive cash compensation to management and other “key employees” who by their assigned responsibilities contribute to the success of the Company. Incentive payments will be based on corporate funding and achievement of individual Objectives/Smart Goals.
1.	DEFINITION OF TERMS

Goals

The Individual Objectives, as set forth at the beginning of each program year and referred to as Smart Goals, must be specific, measurable, achievable, related to Corporate Goals and time bound. The Personnel and Compensation Committee of the Board of Directors (the Committee) may amend the goals to reflect material adjustments in or changes to the Company’s accounting policies; to reflect major corporate changes such as mergers, acquisitions, or divestitures; and to reflect such other events having a significant impact on the goals.

Base Salary

The annual salary rates effective on the first day of the program year.

Participant

Any employee or position which has been designated by the Committee as a participant in the Plan for the year or during the year. If a particular employee is not covered by the MICP and has been recognized for extraordinary achievement, he/she may be eligible to participate in the Plan for that particular year at the discretion of the President/CEO.

Eligibility

Only regular full time employees may be designated as a participant in the Plan.

Program Year

The fiscal year of the Company.

Funding

The total dollar amounts accrued for payment in any program year. The bonus pool will be funded by achievement of the Company’s annual operating plan and will be tied to bottom line results.

Payout

The actual amount to be paid to a participant based on operating results achievement rate combined with individual Smart Goals performance. The maximum payout each participant is eligible to receive will be communicated by his/her Manager.

2.	DESIGNATION OF PARTICIPANTS

The Committee, upon the recommendation of the management of the Company, shall make all determinations as to the eligibility of employees and positions to participate in the MICP. Following the Committee’s determination of eligible participants, each participant shall be notified of eligibility to participate in the 2008 MICP and will be provided with a copy of the Plan. The 2008 Plan is designed to include officer, director, and manager level positions as well as employee designated as “key employees.”

3.	CALCULATION AND PAYMENT OF INCENTIVE AWARDS

Individual incentives will not be paid unless the President/CEO and the Committee approve each participant’s individual incentive awards with payout contingent upon completion of the Company’s year-end financial audit for the program year.
PLAN CRITERIA
Achievement of Smart Goals (40% weight)

Operating Income Results=Operating Income (including bonus expense) before non-operating expenses and taxes (60% weight)
PAYOUT RATES
Achievement of Smart Goals

Payout is based on individual’s performance in relation to specifically identified smart goals. Payout range is based on percentage of attainment from 0% to 100%.

Payout of smart goal bonus is subject to obtaining at least 80% of operating income goal

Obtainment of Operating Income Results

Plan Performance	Ratio
109%	182%
105%	145%
100%	100%
95%	55%
90%	9%
89%	0%

Operating Income Adjustments

The Committee may, at its discretion, adjust the operating income results for certain items that were not originally contemplated in the operating plan (i.e., a major change in business such as an acquisition or divestiture) or other expense or income items that are not directly related to daily commercial activities of the Company (i.e., litigation expenses, settlements or windfalls).

4.	PROMOTIONS

For individuals promoted from a non-bonus to a bonus position during the program year, the effective salary upon assuming the new position will be used in calculating eligible incentive payout. Any payout will be pro rated beginning the first day of the month in which the individual is promoted into the position.

5.	DEMOTIONS

For individuals demoted to a non-bonus position during the program year, MICP payout will be pro rated based on the number of months in the bonus position.

6.	TERMINATION OF EMPLOYMENT

In the event that any participant shall cease to be a full time employee during any year in which he/she is participating in the Plan, such participant shall be entitled to receive no incentive compensation for such year. If he/she terminates after the program year but prior to the payout, the participant remains entitled to receive incentive compensation. An exception would be if the individual were subject to termination “for cause” if such “cause” took place during the period covered by the MICP.

7.	AMENDMENT OF THE PLAN

The Committee may, from time to time, make amendments to the Plan as it believes appropriate and may terminate the Plan at any time, provided that no such amendment or termination will affect the right of any participant to receive incentive compensation in accordance with the terms of the Plan for the portion of any year up to the date of the amendment or termination.

8.	MISCELLANEOUS

Nothing contained in the MICP shall be construed to confer upon any employee any right to continue in the employ of the Company or restrict the Company’s right to terminate his/her employment at any time.

Establishment of Individual Objectives/Smart Goals
(Specific, Measurable, Achievable,
Related to Corporate Goals and Time Bound.)
In establishing individual objectives, the following guidelines shall be used:
•	Each objective should be clear, concise, and measurable (time, cost, and task accomplishment).

•	Each objective should be a precise written statement, which is discussed and agreed to by the individual and the manager.

•	Individual objectives should measure accomplishment and not effort.

•	Individuals will have four (4) Objectives/Smart Goals.
Before a participant may receive an incentive award, it will be necessary for his/her immediate manager to:
•	Submit written measurable objectives on the appropriate form prior to the commencement of the program year. These objectives will be reviewed and approved by the President/CEO and Director of Human Resources.

•	Submit a documented evaluation of results, on a quarterly basis, to the President/CEO.
•	Modifications or adjustments to the original objectives must be reviewed by the participant and his/her manager and then submitted to the President/CEO.
•	Submit the year-end results against objectives within one month following the end of the program year. The President/CEO and the Director of Human Resources will approve these.